Exhibit 99.1

Donaldson Provides Provisional Estimates of Impact from Tax Reform, Announces Second Quarter 2018 Earnings Webcast

MINNEAPOLIS--(BUSINESS WIRE)--February 7, 2018--Donaldson Company, Inc. (NYSE: DCI) today provided provisional estimates of the impact from the Federal Tax Cuts and Jobs Act (“TCJA”) on its fiscal 2018 results.

Donaldson expects its second quarter 2018 results will include the following non-cash items:

  A provisional charge of approximately $110 million, or $0.83 per share,1 related to the deemed repatriation of undistributed foreign earnings, to be paid over eight years.
  A provisional charge of approximately $2 million, or $0.02 per share, related to the re-measurement of Donaldson’s net deferred tax assets.

Additionally, the Company estimates the net impact from the TCJA will lower the full-year 2018 effective tax rate by approximately 1 percentage point, reflecting a partial-year benefit from the U.S. corporate tax rate reduction that is largely offset by a negative impact from foreign withholding tax and other matters related to the TCJA. Longer term, Donaldson expects an annual effective tax rate between 24 and 28 percent.

The provisional estimates of the impact from the TCJA are based on currently available information and interpretation of its provisions. Management believes these charges are a reasonable estimate, as of February 7, 2018, that may change as additional required information is prepared and analyzed, interpretations and assumptions are refined, additional guidance is issued, and due to actions taken because of the legislation. Donaldson expects to finalize the impact from the TCJA during the financial close process for its fiscal year ended July 31, 2018.

Members of Donaldson’s management team will discuss the broader impacts from tax reform, including the Company’s capital deployment priorities and other business matters, during a webcast of its second quarter 2018 earnings conference call on March 6, 2018, at 9:00 a.m. CST.

WEBCAST:	To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website at IR.Donaldson.com and click on the “listen to webcast” option.

REPLAY:	The webcast replay will be available within the Events & Presentations section of Donaldson’s Investor Relations website beginning at approximately 12:00 p.m. CST on Tuesday, March 6, 2018	.

[1] All earnings per share figures refer to diluted earnings per share.

Miscellaneous

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the Company’s ability to develop new information technology systems and maintain and upgrade existing systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2017. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONTACT:
Donaldson Company, Inc.
Brad Pogalz, 952-887-3753